Exhibit (i)(4)

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                            Telephone: (215) 988-2700
                            Facsimile: (215) 988-2757


                               September 26, 2003

Armada Funds
760 Moore Road
King of Prussia, PA 19406


Ladies and Gentlemen:

         We have acted as counsel to Armada Funds, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment Nos. 69 and 70 (the "Amendments") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering an indefinite number of shares of each of the classes of shares listed on Schedule 1 to this opinion (collectively, the "Shares")

         The Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value. The Board of Trustees of the Trust has the power to designate one or more series ("Series") of shares and to classify or reclassify any unissued shares with respect to such Series. The Board of Trustees of the Trust also has the power to designate separate classes of shares within the same Series. The Board of Trustees has previously authorized the issuance of the Shares to the public.

         We have reviewed the Trust's Declaration of Trust, Code of Regulations, resolutions of its Board of Trustees and such other legal and factual matters as we have deemed appropriate. We have also relied upon an opinion of Ropes & Gray LLP, local Massachusetts counsel to the Trust, as to matters to which the laws of the Commonwealth of Massachusetts are applicable. We assume that the Shares have been or will be issued against payment therefor as described in the Trust's applicable Prospectuses.

         This opinion is based exclusively on Massachusetts law and the federal law of the United States of America.
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Armada Funds
September 26, 2003
Page 2

         Based upon the foregoing, it is our opinion that the Shares when issued will be validly issued, fully paid and non-assessable by the Trust.

         We note that under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of such trust. However, the Declaration of Trust disclaims shareholder liability for claims against the Trust. The Declaration of Trust further provides that every note, bond, contract, instrument, certificate or other undertaking made or issued by the Trust's trustees or officers shall recite to the effect that the same was executed or made by or on behalf of the Trust or by them as trustees or officers and that the obligations of such instrument are not binding upon the Trust's shareholders individually but are binding only upon the assets and property of the Trust or a particular Series thereof. The Declaration of Trust provides for indemnification, out of the assets of the Series of which a shareholder owns or owned Shares, for any and all loss or expense for which the shareholder shall be charged or held personally liable solely by reason of the shareholder's being or having been such a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series itself would be unable to meet its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Trust's Registration Statement.

                              Very truly yours,

                              /s/ Drinker Biddle & Reath LLP

                              DRINKER BIDDLE & REATH LLP
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                                   SCHEDULE 1

       CLASS OF SHARES                            FUND

Class EEE                          Small Cap Core Fund - I Shares
Class EEE - Special Series 1       Small Cap Core Fund - Class A Shares
Class EEE - Special Series 2       Small Cap Core Fund - Class B Shares
Class EEE - Special Series 3       Small Cap Core Fund - Class C Shares
Class EEE - Special Series 4       Small Cap Core Fund - Class H Shares
Class EEE - Special Series 5       Small Cap Core Fund - Class R Shares
Class  II- Special Series 5        Large Cap Ultra Fund - Class R Shares
Class GG - Special Series 5        Mid Cap Growth Fund - Class R Shares
Class N - Special Series 5         Small Cap Value Fund - Class R Shares
Class Z - Special Series 5         Tax Managed Equity Fund - Class R Shares
Class NN - Special Series 5        Aggressive Allocation Fund - Class R Shares
Class AA - Special Series 5        Balanced Allocation Fund - Class R Shares
Class OO - Special Series 5        Conservative Allocation Fund - Class R Shares
Class R - Special Series 5         Bond Fund - Class R Shares
Class QQ - Special Series 5        High Yield Bond Fund - Class R Shares
Class I - Special Series 5         Intermediate Bond Fund - Class R Shares
Class SS - Special Series 5        Short Duration Bond - Class R Shares
Class MM - Special Series 5        Strategic Income Bond - Class R Shares